EXHIBIT 2.5


BUSINESS DEVELOPMENT LOAN AND VENTURE AGREEMENT

This Agreement is between:

         IA Global Inc (IAO) (a company registered in the State of Delaware, organised under the laws of the United States) and which has its registered address at 533 Airport Boulevard, Suite 400, Burlingame, CA 94010 United States of America;

         London Wall Investments Pty Ltd (LWI) (a company organised under the laws of the Australia and designated the Australian Company number 064 591 484) (or its nominee(s)) and which has its registered address at 4/39 Megalong Street Nedlands WA 6009 Australia; and

         (together THE PARTIES)

sets out the intention of the Parties relating to the granting of a business development loan by IAO to LWI and the establishment of a venture to be called "QuikCAT Australia ("QCA"), the relationship of the Parties and how they will manage the business of QCA.

THE BUSINESS

1) The business of QCA (which includes the activities of the Parties as these activities relate to the business prior to the incorporation of QCA) is the exploitation of the QuikCAT Technologies Inc ("QuikCAT") product commonly known as the I-net Accelerator ("The Business").

2) The Parties acknowledge that in order to commence a commercial service, they will need to modify the client software of the I-Net Accelerator so that it is in a state and form to launch a commercial grade service in Australia.

PRE-INCORPORATION LIMITED-RECOURSE BUSINESS DEVELOPMENT LOAN ("PIBDL")

3) Prior to the incorporation of QCA, IAO agrees to advance to LWI a limited-recourse business development loan on the following terms and conditions:

    a) Amount equal to AUD$50,000, with such further amounts to be advanced on the same terms and conditions and in amounts to be agreed between the Parties;

    b)  Repayment of the PIBDL by LWI shall be limited as follows:

        i) Repayable by LWI only from retained profits of the Business. Should the Business fail to generate sufficient retained profits to repay the entire PIBDL, then the amount repayable shall be limited only to the limit of those retained profits; or

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        ii) Should the Parties individually or collectively decide not to proceed with the Business, then:

            (1) LWI will advise IAO of the remaining amount of the PIBDL and the residual obligations;

            (2) Remit excess funds (having retained an amount equal to the residual obligations) to an account of IAO's choice; and

            (3) Send IAO a certified copy of the accounts depicting expenditure
                (including residual obligations) and confirm to IAO that there are no further obligations with regards the Business. Thereafter, LWI will have no further liability or obligations with respect to the repayment or otherwise of the PIBDL.

    c) When QCA is formed, the Parties agree that QCA will immediately assume all of LWI's liability for this PIBDL and that LWI will thereafter have no liability to IAO.

4)  The Parties agree that LWI shall be:

    a) charged with managing the PIBDL and not be entitled to any fee for this service;

    b)  required to establish a new bank account for the PIBDL;

    c) authorised to spend and commit to expenditure as it relates to the Business only and strictly in accordance with the budget submitted to IAO and agreed to by the Parties. A copy of this budget is attached for information purposes. This budget is varied to include costs disclosed in the draft engagement letter of Thuril Pty Ltd and Lateral Plains Pty Ltd (sent to Alan Margerison 22/9/03);

    d) authorised to spend the PIBDL for the benefit of the Parties and outside the budget but only with the advanced written or oral consent of IAO; and

    e) required to present IAO with a regular account of PIBDL expenditure and be prepared to hand over underlying receipts for all expenditure to IAO or its auditor. No fee shall be charged for this service.

FORMATION OF QCA

5)  IAO and LWI intend to form QCA and QCA will own and manage the business.

6)  In forming QCA, the Parties agree as follows:

    a) IAO and LWI will each subscribe cash for AUD$100.00 in ordinary equity in QCA in return for a 50% stake. The issue price of each fully paid share shall be AUD$0.01; AND at the same time

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    b)  IAO will subscribe cash for a redeemable note on the terms and conditions set out herein and in sufficient amount to fund the initial operating costs and capital; and then

    c) QuikCAT, by virtue of the License Agreement between IOA and QuikCAT, will be allowed elect whether:

        i) to subscribe for 10% of the capital of QCA on the same terms as the Parties; or

        ii) require QCA create a net profit interest ("NPI") in its Business in favour of QuikCAT. The NPI shall be calculated as 10% of pre-tax profits in accordance with generally accepted accounting principles and shall be payable as and when dividends are paid by QCA. The amount paid against any NPI liability shall be reduced in proportion to the retained profits of QCA, provided always that this retained element will be paid in cash as and when QCA has sufficient retained profits provided that the Directors of QCA shall not be required to accept QuikCAT's choice until such time as the licence agreement between QuikCAT and IAO has been executed and all conditions subsequent therein have been satisfied; and then

    d) Thuril Pty Ltd and Lateral Plains Pty Ltd will each be allowed to subscribe for 2.5% of the capital of QCA on the same terms and conditions as the Parties, provided that these subscriptions will not be accepted by the Directors of QCA until such time as QCA launches its Australian business and that launch includes Australian ISPs as bona fide launch partners prepared to market the QCA service to their customers on a commercially acceptable contract to QCA and that these ISPs have between them 60,000+ genuine customers.

7)  Rights of IAO and LWI in relation to QCA are as follows:

    i) Each of IAO and LWI will have the right to appoint 1 Director, with a maximum of 2 Directors appointed. Other Directors may be appointed with the consent of both IAO and LWI;

    ii) Normal minority protection and US/Australian standard corporate governance issues to be addressed in the QCA Constitution by agreement between IAO and LWI;

    iii) QCA's Directors will be required to declare dividends and pay dividends as follows but subject to the repayment of the redeemable note:

        (1) When, in the view of the Directors, QCA is operating profitably, every 6 months on 30 June and 31 December or more frequently as they may determine;

        (2) On 31 December, an amount equal to the operating profit for the period less an amount retained for taxes and reasonable working capital requirements for the ensuing 12 months;

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        (3) On 30 June 100% of distributable profits less an amount retained for taxes and reasonable working capital requirements for the ensuing 12 months. The Directors may reduce this level of dividend only to the extent to which there is a reasonable business case supported by all Directors to retain a proportion of profits; and

    iv) At any reasonable time, IAO will have the physical right to access the company records of QCA for the purposes of a review. All costs of any such review will be borne by IAO.

    v) An auditor may be required to be appointed for QCA. Costs of such to be borne by QCA.

8)  Terms of the IAO redeemable note investment:

    a) Cash subscription by IAO for a redeemable note in QCA issued on the terms set out below:

        i) Subscription price is an amount to be agreed and based on a budget to be prepared by LWI and approved by IAO;

        ii) Unsecured but with priority to any payment by way of distributions of dividends to QCA shareholders;

        iii) Redeemable by QCA at any time but only from retained profits and in any case only repayable out of retained profits of QCA;

        iv) Redeemable by IAO at any time with written notice of 3 months, after initial non-redeemable period of 1 year, but redeemable only to the extent that QCA has sufficient surplus assets to affect redemption; and

        v) 3% per annum interest rate, with such interest accruing once QCA's profit on a monthly basis exceeds AUD$10,000 for 3 consecutive months.

    b) Subscription by IAO to be at the same time as subscription by IAO in ordinary equity as set out in this letter of intent.

CONFIDENTIALITY

9) The Parties agree that this letter of intent is confidential and that the terms will not be disclosed to any third party without the express written consent of all Parties (such consent not to be unreasonably withheld).

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GENERAL

10) The Parties agree to use their best endeavours and do all such acts as may be necessary to achieve the establishment of the Business and the incorporation of QCA by IAO and LWI, and other matters contemplated by this Agreement.

11) Time shall be of the essence.

12) This Agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

13) This Agreement may be executed in any number of counterparts (including by way of facsimile) and all such counterparts when taken together shall be deemed to constitute one and the same instrument.

Executed by the Parties on this 18th day of August 2003

Duly authorise representative           Duly authorise  representative
for IA Global Inc                       for London Wall Investments Pty Ltd

 /s/Alan Margerison                      /s/Mark Jenkins
 ------------------                      ---------------
 Alan Margerison, CEO                    Mark Jenkins, Director



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SCHEDULE

AGREED BUDGET FROM LOI DRAFT VER 4 CLEAN - FOR INFORMATION PURPOSES

START UP COST BUDGET

The startup operating cost budget is set at AUD$100,000 plus the cost of any hardware, software and services required for the installation of the Swiftel server. This budget is for Australia only. It is envisaged that the startup phase will take approx 3 months, after which I-Accele Australia should be self funding.

The only caveat to this estimate is the timing of cash flow. An initial estimate of a rollout to an ISP is:

    o   Technical evaluation - 1-2 weeks

    o Contract negotiation and signing - 1 week (longer for larger ISPs that will have to get committee/board approvals to sign agreements and use the product)

    o Product roll out to get a decent take up (including (say) a 2 week free trial for users - 7 weeks

    o Payment from ISP - 4 weeks (in Australia standard 30 day payment terms are generally the norm)

Based on this estimate, it will take approx 14-16 weeks from start to first cashflow for an average ISP. Some will proceed quicker and some slower.

Subsequent Nominated Territories will be funded from retained earnings and investment from local partners.

Estimated operating pre-start costs:

    o Marketing documentation and a white paper for the ISPs - $5,000-10,000 (particularly now that we see a need to review all English language user interfaces eg help files and warning screens)

    o   Legal agreement with Swiftel - $10,000

    o   Standard legal agreement for ISPs - $10,000-12,500

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    o   Marketing officer (contractor) in Eastern States to hit medium ISPs -
        $5,000/mnth x 3 months = $15,000

    o I-Accele Australia management cost (M Jenkins) $5,000/mnth x 4 months = $20,000

    o   Travel costs with in Australia - $15,000

    o   Incorporation costs for I-Accele Australia - $1,500

    o Admin, including phone costs, outside colour printing and incidental costs - $5,000

    o   Contingency - $5,000

    o   Australian GST $9,400*

Budget = $100,000 ie $91,000 +GST

GST should be refundable once the venture starts producing income. The budget includes a worst case scenario. GST is the Australian federal value added tax on goods and services and it is levied at 10% of base cost.

All expenditure to be to budget and agreed by both Directors. A more accurate budget will be developed for Directors' signoff as the operations commence. However, the budget is considered an upper limit, based on the stated assumptions.

Other startup budget items that may be considered are:

    o   Independent technical paper - $5,000 (est)

    o Publicity agent to coordinate launch and maximise general and specialist media exposure of following month. - $10,000-15,000.

START UP CAPITAL BUDGET

The following budget has been prepared from 3rd party quotes in Australia for equipment to the specifications requested by IA. It may prove cheaper and more effective to purchase some or all of these items in Japan and send the configured items to Australia, subject to also procuring hardware backup agreements in Australia.

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Quad processor with Windows server software AUD$31,000.

Dual processor with Windows server software AUD$11,550.

Both machines are IBM brand and IBM backup service.

Approx AUD$3,500 GST should be refundable on these purchases, as noted above.

The purchase contracts include 3 years' onsite 4 hour (9am-5pm) call out support. It is recommended that a 2nd Quad processor be installed at Swiftel in Sydney as a backup for both the compression and licence servers that will be situated at Swiftel in Perth. This backup capability will be written into the contracts with ISPs so that they are aware of the maximum backup that I-Accele Australia will provide. For example, in the unlikely event that all servers went down, I-Accele Australia would not be liable for damages whilst it repaired the situation.

Commitment to the capital budget will only be required once an ISP has signed for the service. Prior to that, all trial traffic can be accommodated on the dual processor server already at Swiftel.



NB - CERTAIN ITEMS OF THIS CAPITAL BUDGET ARE NO LONGER RELEVANT AND THIS INFORMATION HAS BEEN COMMUNICATED TO IAO. FOR INSTANCE THE CAPITAL BUDGET IS NOW $5300 (APPROVED BY IAO) FOR THE AUSTRALIAN COMPRESSION SERVER - MJ 22.9.03

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